SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

January 17, 2014

CORRUVEN, INC.

(Exact name of registrant as specified in its charter)

Nevada	01-0949620
(State or other jurisdiction	(IRS Employer
of Incorporation)	Identification Number)

Alain Belanger, Chief Executive Officer

Corruven, Inc.

264 Notre Dame

Kedgwick, New Brunswick E8B 1H9

Canada

(Address of principal executive offices)

(877) 284-3101

(Issuer’s Telephone Number)

_____________________________________________________________________________________

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 - Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers.

On or about January 17, 2014, Mr. Real Gravel resigned from his position as Director of the Company. Mr. Gravel’s resignation was not because of any disagreement with the Company relating to the Company’s operations, policies or practices. On or about January 17, 2014, Mr. Mamadou Paco Ndongo resigned from his position as Director and Vice President of Innovations of the Company. Mr. Ndongo’s resignation was not because of any disagreement with the Company relating to the Company’s operations, policies or practices.

On January 17, 2014, the Company appointed Mssrs. Thomas Soucy, Patrick Durepos and Daniel Beauregard-Long to the positions of Directors of the Company.

Patrick J. Durepos, Director

Mr. Durepos is one of our Directors. In addition, Mr. Durepos is the President of Keal Technology, Inc. and Chairman of Alliance Assurance, Inc. Mr. Durepos started in business with the purchase of a small insurance brokerage and grew it to the current Alliance Assurance, Inc. with 53 employees and annual revenues of $34M. Mr. Durepos joined Keal Technology, Inc. in the mid-1990s as a minority shareholder. Mr. Durepos led the purchase of the broker management system division from CGI Group, Inc. in 2000 and helped transform Keal Technology, Inc. into the second largest software company for insurance brokers in Canada with over 13,000 users. Mr. Durepos is also president of Broadway Place Ltd. a New Brunswick real estate company. Mr. Durepos is presently a director of ANBL (Alcohol New Brunswick) and a past director of Bruncor, Inc., the holding company of the New Brunswick Telephone Company, where he sat on the pension and audit committees. He was the founding president of the Community Futures Committee (known as CBDC) which is a network of non-profit organization that works with the private sector and governments to meet the needs of small businesses. Mr. Durepos graduated from the University of Moncton earning a Bachelor of Commerce in Accounting. Mr. Durepos brings to our Board significant board experience and a broad contact network.

Thomas Soucy, Director

Mr. Soucy is one of our Directors. From 1996 to present, Mr. Soucy has been the Chief Executive Officer and President of Groupe Westco, Inc., a Canadian chicken production company with a focus on poultry farms, chicken processing plants, and poultry transportation. Groupe Westco, Inc. and its affiliates presently have operations in Nova Scotia, Prince Edward Island, New Brunswick, Quebec and Manitoba, Canada. In addition, Groupe Westco, Inc. has made investments in companies focusing on various additional sectors, owning 300,000 acres of land which maintain hydroelectric dams, forestry operations and saw mills. Today, the group of companies directed by Mr. Soucy generates over $325M in revenue annually and has more than 800 employees. From 1996 to present, Mr. Soucy has been representing the feather industry and a voting member at the Canadian poultry and egg processor council, a trade association representing processors and distributors of poultry, turkey and egg. From 2001 to 2004, Mr. Soucy sat on the board of the New Brunswick Power Corporation, a public utility with power generation and distribution operations. Mr. Soucy graduated with a BBA from the University of New Brunswick and followed with graduate studies at the University of New Brunswick campus and Western campus. Mr. Soucy has gathered significant background experience in operating, managing and acquiring businesses in various types of industries bringing significant value to our Board.

Daniel Beauregard-Long, Director

Mr. Long is one of our Directors. From February 2012 to present, Mr. Long has been working with Corruven, Inc. with responsibilities in operations and finance. From 2010 to present, Mr. Long has held the position of Vice President of Napco Industries, Inc., an infrastructure service company focused on the industrial market. From 2011 to 2012, Mr. Long worked as an analyst for Raymond Chabot Grant Thornton LLP, an accounting firm, on restructurings, expansion projects, and buyouts. From 2007 to 2012, Mr. Long worked as project manager for the construction company Action Plus, Inc. in multi-residential projects, commercial construction, and industrial projects. Mr. Long studied at McGill University earning a Bachelor of Commerce in Finance and Accounting. Mr. Long’s business, finance and construction background brings a valued element to our Board.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Dated: January 21, 2014	CORRUVEN, INC. /s/ Alain Belanger
By: Alain Belanger Its: Chief Executive Officer